Exhibit 99.1

Contact:
Elaine Grimsell Beckwith
Neurogen Corp.
203-315-4615
elaine_beckwith@nrgn.com

NEUROGEN CORPORATION ANNOUNCES

THIRD QUARTER 2003 FINANCIAL RESULTS

AND UPDATES PIPELINE STATUS

Branford, CT, November 12, 2003 — Neurogen Corporation (Nasdaq: NRGN), an innovative small molecule drug discovery and development company, today announced financial results for the three and nine month periods ended September 30, 2003. The Company also updated the status of its drug discovery and development programs for the treatment of inflammation, insomnia, pain, depression, and obesity.

Dr. William H. Koster, President and CEO said, "I’m very pleased with the progress we’ve made this year in our Phase II clinical trials with NGD 2000-1, our C5a antagonist for inflammation indications. We’ve continued to drive new molecules toward the clinic in our other programs, notably our VR-1 pain management program. We can and will continue to create a diversified portfolio of programs which provide opportunities for future partnerships and enrich our pipeline."

Financial Results
Neurogen recognized a net loss for the third quarter of 2003 of $7.4 million, or $0.42 per share. This compares to a net loss of $7.8 million, or $0.44 per share, during the third quarter of 2002. The Company recognized a net loss for the nine months ended September 30, 2003 of $23.1 million, or $1.31 per share, as compared to a net loss of $19.2 million, or $1.09 per share, for the comparable period of 2002.

Operating revenue for the third quarter of 2003 was $1.5 million, which was unchanged from the third quarter of 2002. For the nine months ended September 30, 2003, operating revenue decreased 64 percent to $4.5 million compared to $12.4 million for the comparable period of 2002. The revenue decrease for the nine month period is due primarily to one-time revenue recognition related to the completion, in June 2002, of the Company’s Accelerated Intelligent Drug Discovery (AIDD™) technology transfer agreement with Pfizer Inc. An additional factor contributing to the revenue decrease for the nine month period is variation in timing of revenue due from research services currently performed under the Company’s worldwide collaboration with Aventis Pharma (NYSE: AVE) to develop new drugs to treat depression, anxiety and other stress related disorders.

Research and development expenses, excluding non-cash stock compensation charges, for the third quarter of 2003 decreased slightly to $8.1 million from $8.2 million in the third quarter of 2002 and for the nine month period decreased 12 percent to $24.0 million from $27.4 million in the comparable period of 2002. The decrease in R&D expenditures for the nine month period is due primarily to a lower staff level and related salaries, benefits, and lab expenses than in the comparable period of 2002. The decreases are due to Neurogen’s implementation in 2002 of its Operational Excellence program to further the efficiency of the Company’s drug discovery platform.

General and administrative expenses, excluding non-cash stock compensation charges, for the third quarter of 2003 were down 21 percent to $1.3 million, compared to $1.6 million for the same period in 2002 and for the nine month period decreased 23 percent to $4.1 million from $5.4 million for the comparable period of 2002. The decreases for the current quarter and nine month period are due to implementation of the Operational Excellence program mentioned above.

Neurogen’s total cash and marketable securities as of September 30, 2003 totaled $53.3 million and the Company’s cash and marketable securities balance at December 31, 2002 was $79.4 million.

Pipeline Update

Inflammation Program: Phase II Clinical Trials in Rheumatoid Arthritis and Asthma
Dr. Koster said, "We’re extremely excited about the potential for our C5a program to open up a new field of orally bioavailable therapeutics to treat inflammation conditions. Through these exploratory Phase II trials, we hope to gain insight into the role of C5a in inflammation. We anticipate data from the asthma study late this year with results from RA during the first quarter of 2004."

Neurogen owns all commercial rights to this program.

Neurogen’s inflammation program targets the C5a receptor of the complement cascade, a key pathway of the immune system that normally helps to guard the human body against infection. In many people, however, the immune system over-promotes the activation of inflammatory cells which would usually guard against invading microorganisms, often leading to the destruction of healthy tissue. Neurogen’s lead drug candidate, NGD 2000-1, is an orally administered drug that blocks the activity of the C5a receptor, a property which may be beneficial for patients with inflammation conditions such as rheumatoid arthritis and asthma. In Phase I studies NGD 2000-1 was safe and well-tolerated and the possibility for NGD 2000-1 to inhibit cytrochrome P450 3A4 was also identified. This characteristic could restrict the concurrent use of NGD 2000-1 with other drugs that also are primarily metabolized by this enzyme. Future studies will help determine the extent to which this potential limitation could impact the commercialization of NGD 2000-1. Currently, Neurogen is evaluating the drug in two Phase II human clinical trials targeting rheumatoid arthritis and asthma. These exploratory trials are the first of their kind in the pharmaceutical industry.

Insomnia Program: Phase I Clinical Trial
Pfizer (NYSE: PFE) is conducting Phase I human clinical studies to explore the safety, tolerability, pharmacokinetics and pharmacologic profile of NGD 96-3, a lead candidate from Neurogen’s collaboration with Pfizer to develop drugs for the treatment of insomnia. NGD 96-3 differs from existing therapies by selectively modulating certain subtypes of the gamma-aminobutyric acid (GABA) receptors in the brain. Neurogen believes this unique approach may offer a much improved side effect profile compared to currently available therapies in regard to next day hangover and sedative effects, memory and motor skill impairment, and alcohol interaction. Insomnia affects approximately one-third to one-half of American adults.

Pain Management Program: VR-1 receptor antagonist
Preclinical development
Neurogen has advanced the lead candidate from its vanilloid receptor-1 program, NGD-8695, into formal preclinical development. The Company is also advancing additional, highly potent candidates for potential development in this program, which targets a broad spectrum of pain indications including osteoarthritis, neuropathic pain, and post-operative pain, as well as urinary incontinence (UI), asthma, and other potential applications. Neurogen owns all commercial rights to this program.

VR-1 receptors are an important component of the pain signaling pathway. Neurogen believes that this direct approach to pain management offers the potential to relieve pain while improving on the side effect profile of existing pain drugs, which act on multiple systems in the body. Opiates such as morphine can result in respiratory depression, inhibition of gastrointestinal tract motility, and are highly addictive and frequently abused by patients. The side effect profile for non-steroidal anti-inflammatory drugs (NSAID’s) includes gastrointestinal system toxicity and negative renal effects.

Neurogen has established a broad intellectual property position on this important new target for the relief of pain. In addition to establishing the first patent publications on small molecule VR-1 antagonists, Neurogen has been awarded a patent on a human VR-1 receptor gene sequence, has filed broad applications encompassing highly potent chemotypes, and has patent applications pending on the general use of VR-1 antagonists for the treatment of pain.

Depression/Anxiety Program: CRF-1 receptor antagonist
Preclinical research and development, partnered with Aventis.
Aventis and Neurogen are working together to identify clinical compounds blocking the corticotrophin-releasing factor-1 receptor, which is active in mounting human response to stress and is elevated in patients with major depression. The companies believe that an orally available drug candidate that blocks the CRF-1 receptor may be efficacious in relieving depression, anxiety and/or stress related disorders without the significant side effects such as sexual dysfunction, common in current therapies.

Obesity/Diabetes Program: MCH-1 receptor antagonist
Preclinical research and development
Neurogen is optimizing lead compounds blocking the melanin concentrating hormone receptor -1, which is an important mediator of food intake. These receptors are expressed in the hypothalamus, the feeding center of the brain. While obesity is caused by a complex process involving many hormones, neurotransmitters, nerve cells, and genes, the MCH hormone is now believed to play a key role in controlling eating behavior. In industry studies, removing the MCH peptide or receptor gene has resulted in lean animals, while administering MCH caused increased weight gain. With its small molecule drug leads, Neurogen has demonstrated that blocking the MCH-1 receptor can reduce weight gain in animals. The Company owns all commercial rights to this program.

Webcast
Dr. Koster, Stephen R. Davis, Executive Vice President and Chief Business Officer, and Dr. James V. Cassella, Senior Vice President of Clinical Research and Development, will host a conference call and webcast to discuss today’s announcements at 10:00 am Eastern Time on November 12, 2003. The webcast will be available in the Investor Relations section of www.neurogen.com and will be archived in the "Events Calendar & Past Event Replays" area of that section until December 31, 2003. A replay of the call will be available after 1:00 pm Eastern Time on November 12, 2003 and accessible through the close of business, December 12, 2003. To replay the conference call dial 888-286-8010, or for international callers 617-801-6888, and use the passcode: 77625194.

About Neurogen Corp.
Neurogen Corporation (Nasdaq: NRGN) is an innovative drug discovery and development company targeting new small molecule drugs to improve the lives of patients suffering from disorders having significant unmet medical need, including inflammation, pain, insomnia, depression, and obesity. Small molecule drugs typically are suitable for oral dosing, providing ease of administration and cost effectiveness for the patient.

Neurogen has generated a portfolio of compelling new drug programs through its fully integrated drug discovery and development processes. The Company’s Accelerated Intelligent Drug Discovery (AIDD™) system, its expertise in cellular functional assays, and its depth in medicinal chemistry are key discriminators in the Company’s ability to rapidly and efficiently identify new drug candidates. The Company’s development pipeline includes clinical programs in inflammation and insomnia, as well as preclinical discovery programs: in pain targeting the VR-1 receptor, in depression targeting the CRF-1 receptor, and in obesity/diabetes targeting the MCH-1 receptor.

The company conducts its research and development independently and, when advantageous, collaborates with world-class pharmaceutical companies to obtain additional resources and to access complementary expertise.

The information in this press release contains certain forward-looking statements that involve risks and uncertainties as detailed from time to time in Neurogen's SEC filings, including its most recent 10-K. Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, risks associated with the inherent uncertainty of drug research and development, difficulties or delays in development, testing, regulatory approval, production and marketing of any of the Company's drug candidates, adverse side effects or inadequate therapeutic efficacy of the Company's drug candidates, advancement of competitive products, dependence on corporate partners, sufficiency of cash to fund the Company's planned operations and patent, product liability and third party reimbursement risks associated with the pharmaceutical industry.

NEUROGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended Sept. 30, 2003	Three Months Ended Sept. 30, 2002	Nine Months Ended Sept. 30, 2003	Nine Months Ended Sept. 30, 2002

Operating revenues:
License fees	$ 500	$ 500	$ 1,500	$ 8,949
Research revenues	989	1,009	2,967	3,468

Total operating revenues	1,489	1,509	4,467	12,417

Operating expenses:
Research and development
Stock compensation	86	57	219	39
Other R&D	8,107	8,163	24,044	27,435

Total R&D	8,193	8,220	24,263	27,474

General and administrative
Stock compensation	158	139	474	429
Other G&A	1,304	1,644	4,126	5,350

Total G&A	1,462	1,783	4,600	5,779

Total operating expenses	9,655	10,003	28,863	33,253

Operating loss	(8,166)	(8,494)	(24,396)	(20,836)

Other income, net	383	335	951	1,328

Provision for income taxes	347	361	347	288

Net loss	$ (7,436)	$ (7,798)	$ (23,098)	$ (19,220)

Loss per share:
Basic and diluted	$ (0.42)	$ (0.44)	$ (1.31)	$ (1.09)

Shares used in calculation
of loss per share:
Basic and diluted	17,717	17,620	17,688	17,607

NEUROGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)
(unaudited)

	Sept. 30, 2003	December 31, 2002

Assets

Cash and cash equivalents	$ 10,451	$12,248
Marketable securities	42,842	67,164

Total cash and marketable securities	53,293	79,412
Receivables from corporate partners	1,066	1,333
Other current assets, net	1,304	1,615

Total current assets	55,663	82,360

Net property, plant & equipment	30,794	32,784
Other assets, net	368	635

Total assets	$86,825	$115,779

Liabilities and Stockholders' Equity

Total current liabilities	$6,234	$6,927
Total long term liabilities	19,589	25,555

Total liabilities	25,823	32,482

Total stockholders' equity	61,002	83,297

Total liabilities and stockholders’ equity	$86,825	$115,779

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